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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                Date of Report (Date of earliest event reported):
                                February 9, 2001



                               ARCH WIRELESS, INC.
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               (Exact Name of Registrant as Specified in Charter)


           DELAWARE                 0-23232/1-14248             31-1358569
(State or Other Jurisdiction         (Commission               (IRS Employer
      of Incorporation)              File Numbers)          Identification No.)

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1800 West Park Drive, Suite 250, Westborough, Massachusetts            01581
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(Address of Principal Executive Offices)                             (Zip Code)


                                 (508) 870-6700
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              (Registrant's telephone number, including area code)


                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)





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ITEM 5. OTHER EVENTS

     The purpose for filing this report is to update the description of the securities of Arch Wireless, Inc. ("Arch"). We anticipate incorporating this description by reference into various of our registration statements on Form S-3, Form S-4 or Form S-8. The following information constitutes the "Description of Securities" of Arch required by Item 202 of Regulation S-K.



                            DESCRIPTION OF SECURITIES

     The following description of our common stock, preferred stock and debt securities summarizes the material terms and provisions of these types of securities. For the complete terms of our common stock and preferred stock, please refer to our restated certificate of incorporation and bylaws. For the complete terms of our debt securities, please refer to the indentures governing those securities. The terms of these securities may also be affected by the Delaware General Corporation Law. While the terms summarized below will apply generally to any future common or preferred stock that we may offer, the particular terms of any series of these securities will be described in more detail in the applicable prospectus and may vary from the terms summarized below.

     On November 3, 2000, we filed an amendment to our restated certificate of incorporation with the Secretary of State of the State of Delaware that increased the authorized number of shares of common stock from 150,000,000 to 300,000,000. Currently, under our restated certificate of incorporation, as amended, our authorized capital stock consists of 300,000,000 shares of common stock, 10,000,000 shares of Class B common stock and 10,000,000 shares of preferred stock. Of the authorized shares of preferred stock, 300,000 shares have been designated Series B preferred stock, 250,000 shares have been designated Series C preferred stock, 1,250,000 shares have been designated Series F preferred stock and 8,200,000 shares remain undesignated. Each share of our capital stock has a par value of $.01 per share. As of January 31, 2001, we had issued and outstanding 162,834,125 shares of common stock, 681,497 shares of Class B common stock, 250,000 shares of Series C preferred stock and no shares of Series F preferred stock.

CAPITAL STOCK

   COMMON STOCK

     Holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders. They are entitled to receive dividends when and if declared by our board of directors and to share, on the basis of their shareholdings, in our assets that are available for distribution to our stockholders in the event of liquidation. These rights of the common stock are subject to any preferences or participating or similar rights of any series of preferred stock that is outstanding at the time. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Holders of our common stock do not have cumulative voting rights.

   CLASS B COMMON STOCK

     Shares of our Class B common stock are identical in all respects to shares of our common stock, except that:

- a holder of Class B common stock is not entitled to vote in the election of directors and is entitled to 1/100th vote per share of common stock on all other matters voted on by our stockholders;

- shares of Class B common stock will automatically convert into an identical number of shares of common stock upon the transfer of Class B common shares to any person or entity, other than a Class B holder. A Class B holder is:





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-    any person or entity that received shares of Class B common stock in the initial distribution of those shares;

- any person or entity that, when taken together with any person or entity that received shares of Class B common stock in the initial distribution, constitutes a "person" or "group," as defined in sections 13(d) and 14(d) of the Securities and Exchange Act of 1934; or

-    any affiliate of the preceding persons or entities.


The holder that is transferring its shares of Class B common stock must certify to us:

-    the number of shares of Class B common stock being transferred; and

- that, to its knowledge, after due inquiry, the shares of Class B common stock are not being transferred to a Class B holder.

     Class B common stock was originally issued only to four stockholders, who acted as standby purchasers in connection with our acquisition of MobileMedia Communications, Inc. in 1999. Shares of our Class B common stock were issued only to the extent that the standby purchasers and their affiliates would otherwise have owned, in the aggregate, more than 49.0% of the outstanding shares of our capital stock generally entitled to vote in the election of directors or more than 49.0% of the voting power of the outstanding voting shares upon consummation of the MobileMedia acquisition, assuming the conversion of all convertible securities and assuming the exercise of all warrants held by the standby purchasers and their affiliates. Class B common stock was used so that the issuance of stock to the standby purchasers in connection with the MobileMedia acquisition would not trigger the change of control repurchase provisions contained in the indentures governing our outstanding indebtedness.

   PREFERRED STOCK

     Our board of directors is authorized, without any further action by our stockholders, to issue preferred stock from time to time in one or more series and to fix the voting, dividend, conversion, redemption and liquidation rights and preferences of any such series and whatever other designations, preferences and special rights our board of directors may decide upon. We do not have any present plans to issue shares of our preferred stock, other than the shares of Series C preferred stock currently outstanding and the expected issuance of Series F preferred stock as described below.

   SERIES C PREFERRED STOCK

     Our Series C preferred stock has the rights and preferences summarized below:

     CONVERSION. The Series C preferred stock was convertible into common stock at an initial conversion rate of 6.06 shares of common stock for each share of Series C preferred stock, subject to certain adjustments. These adjustments include the issuance of common stock, or rights or options for common stock, at a price less than the market price of common stock. The conversion of the Series C preferred stock automatically adjusts on a quarterly basis to reflect the accrual of dividends to the extent that dividends are not paid on a current basis in cash or stock. Until April 1, 2001, the conversion rate will be 7.4492-to-1, so that 1,862,300 shares of common stock are issuable upon the conversion of all shares of Series C preferred stock in the aggregate. This aggregate number of common shares increases by approximately 37,000 shares per quarter.

     DIVIDENDS. The Series C preferred stock earns dividends at an annual rate of 8.0% payable when declared quarterly in cash or, at our option, through the issuance of shares of common stock valued at 95% of




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the then prevailing market price. If not paid quarterly, dividends accumulate and become payable upon redemption or conversion of the Series C preferred stock or upon our liquidation.

     VOTING RIGHTS. So long as at least 50% of the Series C preferred stock remains outstanding, the holders of the Series C preferred stock have the right, voting as a separate class, to designate one member of the boards of directors of us and one of our principal subsidiaries. The director has the right to be a member of any committee of either board of directors. On all other matters, the Series C preferred stock and the common stock vote together as a single class. Each share of Series C preferred stock is entitled to as many votes as the number of shares of common stock into which it is convertible (7.4492 prior to April 1, 2001).

     LIQUIDATION PREFERENCE. Upon our liquidation, dissolution or winding up, before any distribution or payment is made to holders of our common stock, we must pay to the holders of Series C preferred stock $100.00 per share of Series C preferred stock, subject to specified adjustments, plus any accrued and unpaid dividends on such shares of Series C preferred stock. If our assets are insufficient to permit full payment of this liquidation preference to the holders of Series C preferred stock, then the assets will be distributed pro rata among the holders of the Series C preferred stock.

     REDEMPTION. Holders of Series C preferred stock may require us to redeem the Series C preferred stock in the year 2005 for an amount equal to the amount of the liquidation preference of the Series C preferred stock. We may elect to pay the redemption price in cash or in common stock valued at 95% of its then prevailing market price. Series C preferred stock is subject to redemption for cash or common stock at our option in specified circumstances.

   SERIES F PREFERRED STOCK

     In January 2001, Nextel Communications, Inc. agreed to invest approximately $75 million in Arch. We expect to issue shares of our Series F preferred stock to Nextel in connection with that investment. Our Series F preferred stock has the rights and preferences summarized below:

     CONVERSION. The Series F preferred stock is not convertible into Arch common stock.

     DIVIDENDS. The Series F preferred stock earns dividends at an annual rate of 12% on the liquidation preference per share. Dividends are payable when declared quarterly in cash or, at our option so long as shares of our common stock remain listed on the Nasdaq National Market or another national securities exchange, through the issuance of shares of our common stock valued at the then prevailing market price. If not paid quarterly, dividends are added to the liquidation preference of the share of Series F preferred stock as of the date they were payable and remain a part of the liquidation preference until the dividends are paid. For purposes of determining the dollar amount of quarterly dividends, the liquidation preference in effect on each December 31 is used for the December 31 dividend calculation and for the calculation of the dividend for each of the next three successive quarterly dividend payment dates. As a result, accrued and unpaid quarterly dividends on the Series F preferred stock are added to the liquidation preference and are compounded annually.

     VOTING RIGHTS. We may not, without the approval of holders of at least a majority of the then outstanding shares of Series F preferred stock voting together as a single class, (1) authorize, increase the authorized number of shares of, or issue, any shares of our capital stock ranking prior to or equal to the Series F preferred stock, (2) increase the authorized number of shares of, or issue any shares of Series F preferred stock, or (3) authorize or adopt any amendment to our Restated Certificate of Incorporation that would affect adversely the preferences or rights of the Series F preferred stock. Additionally, unless specified conditions are met, we may not participate in any merger or consolidation or sell substantially all of our assets without the approval of holders of at least a majority of the then outstanding shares of Series F preferred stock voting together as a single class. Holders of Series F preferred stock are not entitled to vote on any other matter, except as required by Delaware law.





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     LIQUIDATION PREFERENCE. Upon our liquidation, dissolution or winding up, before any distribution or payment is made to holders of common stock but after we pay the applicable liquidation preference to holders of Series C preferred stock, we must pay to the holder of Series F preferred stock an amount equal to
(1) $100.00 per share of Series F preferred stock, subject to specified adjustments, plus (2) any accrued dividends that have not been paid on the applicable quarterly dividend payment date, plus (3) an amount equal to all accrued and unpaid dividends accrued on the share of Series F preferred stock during the period from the immediately preceding dividend payment date through the date in question. If, after payment of the applicable liquidation preference to the holders of our Series C preferred stock, our assets are insufficient to permit full payment of this liquidation preference to the holders of the Series F preferred stock, then the assets will be distributed pro rata among the holders of the Series C preferred stock.

     REDEMPTION. We are required to redeem all outstanding shares of Series F preferred stock on the tenth anniversary of the date that the Series F preferred stock is issued at a redemption price equal to the liquidation preference then in effect payable in cash or, at our option so long as shares of our common stock remain listed on the Nasdaq National Market or another national securities exchange, through the issuance of shares of our common stock valued at the then prevailing market price. Additionally, shares of Series F preferred stock are redeemable, in whole or in part, at our option at any time at a redemption price equal to the liquidation preference then in effect payable in cash or, at our option so long as shares of our common stock remain listed on the Nasdaq National Market or another national securities exchange, through the issuance of shares of our common stock valued at the then prevailing market price.

WARRANTS

     In connection with our acquisition of MobileMedia Communications, Inc. in 1999, we issued:

- warrants to acquire up to 1,225,220 shares of our common stock to the standby purchasers, and

- warrants to acquire up to 14,890,202 shares of our common stock to persons who were holders of record of common stock and Series C preferred stock on January 27, 1999.

     The warrant exercise price is $9.03 per share. This exercise price was determined by negotiations between us and MobileMedia. These warrants will expire on September 1, 2001.

     In connection with the issuance of common stock for convertible subordinated debentures in October 1999, we issued warrants to purchase 540,487 shares of common stock at $9.03 per share. These warrants also expire on September 1, 2001.

     The warrant exercise price and the number of shares purchasable upon exercise of the warrants is subject to adjustment from time to time upon the occurrence of stock dividends, stock splits, reclassifications, issuances of stock or options at prices below prevailing market prices and other events described in the warrant agreement. We may irrevocably reduce the warrant exercise price for any period of at least 20 calendar days to any amount that exceeds the par value of common stock.

REGISTRATION RIGHTS

     Purchasers of our Class B common stock have demand registration rights which may be exercised no more than twice. These demand rights entitle the purchasers of Class B common stock to require us to register all or any portion of their shares of our common stock for public resale by the holders. We have also agreed to provide the same stockholders "piggyback" registration rights with respect to other offerings filed by us. These piggyback rights entitle any purchaser of Class B common stock to include their shares of our common stock in a registration statement for shares that we wish to sell, unless the underwriters for our shares believe that the number of shares included in the registration statement should be limited for marketing reasons. In



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that case, purchasers of Class B common stock would be entitled to include the same percentage of the shares they own as the percentage that any other stockholder participating in the offering is entitled to include.

     The holders of our Series C preferred stock and the former stockholders of PageCall are also entitled to demand rights and piggyback registration rights. The demand rights entitle the holders of at least 25% of the outstanding shares of Series C preferred stock to require us to register their shares of our common stock in a public resale having an aggregate offering price exceeding $1 million. The piggyback rights entitle all holders of Series C preferred stock to include their shares of our common stock in a registration statement for shares that we wish to sell, unless the underwriters for our shares believe that the number of shares included in the registration statement should be limited for marketing reasons. In that case, Series C preferred stockholders would be entitled to include the same percentage of the shares they own as the percentage that any other stockholder participating in the offering is entitled to include.

     Certain funds affiliated with Resurgence Asset Management which own, in the aggregate, approximately 16 million shares of our common stock are also entitled to demand rights and piggyback registration rights. The demand rights entitle these stockholders to require us to register all or any portion of their shares of our common stock in a public resale having an aggregate offering price exceeding $1 million. The piggyback rights entitle these stockholders to include their shares of our common stock in a registration statement for shares that we wish to sell, unless the underwriters for our shares believe that the number of shares included in the registration statement should be limited for marketing reasons. In that case, the stockholders would be entitled to include the same percentage of the shares they own as the percentage that any other stockholder participating in the offering is entitled to include.

     In connection with Nextel's agreement to invest approximately $75 million in our Series F preferred stock, we expect to grant demand and piggyback registration rights to holders of the Series F preferred stock. The demand registration rights are expected to entitle holders of outstanding shares of Series F preferred stock and shares of our common stock issued upon redemption of Series F preferred stock to require us to register those shares in a public resale having an aggregate offering price exceeding $1 million. The piggyback registration rights are expected to entitle holders of Series F preferred stock to include their shares of Series F preferred stock or common stock issued upon redemption of Series F preferred stock in a registration statement for shares that we wish to sell, unless the underwriters for our shares believe that the number of shares included in the registration statement should be limited for marketing reasons. In that case, holders of Series F preferred stock or common stock issued upon redemption of Series F preferred stock are expected to be entitled, with some exceptions, to include the same percentage of the shares they own as the percentage that any other stockholder participating in the offering is entitled to include.

FOREIGN OWNERSHIP RESTRICTIONS

     Under the Communications Act of 1934, not more than 25% of our capital stock may be owned or voted by aliens or their representatives, a foreign government or its representative or a foreign corporation if the Federal Communications Commission finds that the public interest would be served by denying such ownership. Accordingly, our restated certificate of incorporation provides that we may redeem outstanding shares of our stock from holders if the continued ownership of our stock by those holders, because of their foreign citizenship or otherwise, would place the Federal Communications Commission licenses held by us in jeopardy. Required redemptions, if any, will be made at a price per share equal to the lesser of the fair market value of the shares, as defined in our restated certificate of incorporation or, if such shares were purchased within one year prior to the redemption, the purchase price of such shares.

ANTI-TAKEOVER PROVISIONS

     Provisions of Delaware law and our restated certificate of incorporation and bylaws could delay, make more difficult or prevent the acquisition of our company and the removal of our incumbent officers and directors. These provisions, which are summarized below, are expected to discourage coercive takeover



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practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

     STOCKHOLDER RIGHTS PLAN. In October 1995, our board of directors adopted a stockholder rights plan. Under our rights plan, each outstanding share of common stock has attached to it one preferred stock purchase right, or a right. The rights trade automatically with our shares of common stock and become exercisable only under the circumstances described below.

     The purpose of the rights is to encourage potential acquirors to negotiate with our board of directors before attempting a takeover bid and to provide our board of directors with leverage in negotiating on behalf of our stockholders the terms of any proposed takeover. The rights may have antitakeover effects. They should not, however, interfere with any merger or other business combination approved by our board of directors.

     Each right entitles its holder to purchase from us a fractional share of Series B preferred stock at a cash purchase price of $150.00 per fractional share of preferred stock, subject to adjustment. The rights automatically attach to and trade together with each share of common stock.

     Each fractional share of preferred stock has voting, dividend and liquidation rights equivalent to one share of our common stock. As a result, a stockholder who purchases all of the preferred stock fractional shares that it is entitled to purchase will double its voting power, dividend rights and liquidation rights.

     The rights are not exercisable or transferable separately from the shares of common stock to which they are attached until ten business days following the earlier of:

     - a public announcement that an acquiring person, or group of affiliated or associated acquiring persons, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the common stock, or up to 33% in certain specified circumstances described below, or

     - the commencement of a tender offer or exchange offer that would result in a person or group individually owning 30% or more of then outstanding shares of common stock.

     The rights will not become exercisable, however, if the acquiring person offers to purchase all outstanding shares of our common stock and our independent directors determine that such offer is fair to our stockholders and in their best interests.

     If the rights become exercisable, each holder of a right, other than the acquiring person, will be entitled to use the $150.00 exercise price of the right to purchase fractional shares of preferred stock. All rights that are beneficially owned by an acquiring person will terminate in these circumstances. Therefore, the acquiring person will not increase its voting, dividend or liquidation rights.

     If an acquiring person acquires common stock and either:

     - we are acquired in a merger or other business combination transaction in which we are not the surviving corporation or the common stock is changed or exchanged, except for a merger that follows an offer determined to be fair by our independent directors as described above, or

     -    50% or more of our assets or earning power is sold or transferred,




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then each holder of a right, other than the acquiring person, will be entitled to use the $150.00 exercise price of the purchase right to purchase shares of common stock of the acquiring company at one-half of the then current market price of the acquiring company's common stock.

     The rights are not currently exercisable. In connection with our June 1999 acquisition of MobileMedia Communications, Inc. and other transactions, we amended the stockholder rights plan to permit four significant stockholders to acquire, without becoming an acquiring person, shares of our outstanding stock up to specified limits. Currently, the specified limits are 23.9% of our outstanding stock for W.R. Huff, 21.3% for Whippoorwill, 18% for Citigroup, Inc. and 25.0% for Resurgence.

     We amended the stockholder rights plan in connection with our acquisition of Paging Network, Inc. to allow that acquisition to take place without causing the rights to become exercisable. We also expect to amend the stockholder rights plan to permit Nextel to invest approximately $75 million in our Series F preferred stock without causing the rights to become exercisable.

     CLASSIFIED BOARD OF DIRECTORS. Our restated certificate of incorporation and bylaws provide that our board of directors is divided into three classes, with the terms of each class expiring in a different year. The bylaws provide that the number of directors is fixed from time to time exclusively by the board of directors, but shall consist of not more than 15 nor less than three directors. A majority of the board of directors then in office has the sole authority to fill in any vacancies on the board of directors. The restated certificate of incorporation provides that directors may be removed only by the affirmative vote of holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class.

     STOCKHOLDER ACTIONS AND MEETINGS. Our restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting.

     The restated certificate of incorporation and bylaws provide that special meetings of stockholders can be called by the chairman of the board, pursuant to a resolution approved by a majority of the total number of directors which we would have if there were no vacancies on the board of directors, or by stockholders owning at least 20% of the stock entitled to vote at the meeting. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the chairman of the board, or at the request of a majority of the members of the board of directors, or as specified in the stockholders' call for a meeting.

     The bylaws set forth an advance notice procedure with regard to the nomination of candidates for election as directors who are not nominees of the board of directors. The bylaws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors only if detailed written notice has been given to our secretary within specified time periods.

     AMENDMENT OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class, to amend specified provisions of the restated certificate of incorporation. These include provisions relating to the removal of directors, the prohibition on stockholder action by written consent instead of a meeting, the procedural requirements of stockholder meetings and the adoption, amendment and repeal of certain articles of the bylaws.

     CONSIDERATION OF NON-ECONOMIC FACTORS IN ACQUISITIONS. Our restated certificate of incorporation empowers our board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include:



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     -    comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the capital stock, our estimated current value in a freely negotiated transaction, and our estimated future value as an independent entity;

     - the impact of such a transaction on our subscribers and our employees and its effect on the communities in which we operate; and

     - our ability to fulfill our objectives under applicable statutes and regulations.

     RESTRICTIONS ON OUR PURCHASES OF STOCK. Our restated certificate of incorporation prohibits us from repurchasing any of our shares from any person, entity or group that beneficially owns 5% or more of our then outstanding voting stock at a price exceeding the average closing price for the twenty trading business days prior to the purchase date, unless a majority of our disinterested stockholders approves the transaction. A disinterested stockholder is a person who holds less than 5% of our voting power. This restriction on purchases by us does not apply to:

     - any offer to purchase a class of our stock which is made on the same terms and conditions to all holders of the class of stock;

     - any purchase of stock owned by such a 5% stockholder occurring more than two years after such stockholder's last acquisition of our stock;

     - any purchase of our stock in accordance with the terms of any stock option or employee benefit plan; or

     - any purchase at prevailing marketing prices pursuant to a stock repurchase program.

     DELAWARE ANTI-TAKEOVER STATUTE. Section 203 of the Delaware corporations statute is applicable to publicly held corporations organized under the laws of Delaware, including us. Subject to various exceptions, Section 203 provides that a corporation may not engage in any "business combination" with any "interested stockholder" for a three-year period after such stockholder becomes an interested stockholder unless the interested stockholder attained that status with the approval of the board of directors or the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions which result in a financial benefit to the interested stockholder. Subject to various exceptions, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock or was the owner of 15% or more of the outstanding voting stock within the previous three years. Section 203 may make it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. The stockholders may elect not to be governed by Section 203, by adopting an amendment to the corporation's certificate of incorporation or bylaws which becomes effective twelve months after adoption. Our restated certificate of incorporation and bylaws do not exclude us from the restrictions imposed by Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors.





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DEBT SECURITIES

   SUBSIDIARY'S SENIOR NOTES

     One of our principal operating subsidiaries, Arch Wireless Communications, Inc., has the following issues of unsecured senior notes outstanding:

 PRINCIPAL AMOUNT        INTEREST
 ACCRETED AT 12/31/00      RATE       MATURITY DATE      INTEREST PAYMENT DATES
 --------------------    --------     -------------      ----------------------
  $125.0 million          9 1/2%      February 1, 2004   February 1, August 1
  $100.0 million             14%      November 1, 2004   May 1, November 1
  $128.2 million         12 3/4%      July 1, 2007       January 1, July 1
  $141.2 million         13 3/4%      April 15, 2008     April 15, October 1


     REDEMPTION. The subsidiary may choose to redeem any amounts of these senior notes during the periods indicated in the following table. The redemption prices will equal the indicated percentages of the principal amount of the notes, together with accrued and unpaid interest to the redemption date:

                               9 1/2% SENIOR NOTES
--------------------------------------------------------------------------------
REDEMPTION DATE                                              REDEMPTION PRICE
---------------                                              ----------------
February 1, 2000 to January 31, 2001                              103.167%
February 1, 2001 to January 31, 2002                              101.583%
On or after February 1, 2002                                      100.000%


                                14% SENIOR NOTES
--------------------------------------------------------------------------------
REDEMPTION DATE                                              REDEMPTION PRICE
---------------                                              ----------------
November 1, 2000 to October 31, 2001                              104.625%
November 1, 2001 to October 31, 2002                              102.375%
On or after November 1, 2002                                      100.000%


                              12 3/4% SENIOR NOTES
--------------------------------------------------------------------------------
REDEMPTION DATE                                              REDEMPTION PRICE
---------------                                              ----------------
July 1, 2003 to June 30, 2004                                     106.375%
July 1, 2004 to June 30, 2005                                     104.250%
July 1, 2005 to June 30, 2006                                     102.125%
On or after July 1, 2006                                          100.000%


                              13 3/4% SENIOR NOTES
--------------------------------------------------------------------------------

REDEMPTION DATE                                              REDEMPTION PRICE
---------------                                              ----------------
April 15, 2004 to April 14, 2005                                  106.875%
April 15, 2005 to April 14, 2006                                  104.583%
April 15, 2006 to April 14, 2007                                  102.291%
On or after April 15, 2007                                        100.000%





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     In addition, the subsidiary may elect to use the proceeds of a qualifying equity offering to redeem up to 35% in principal amount of the 12 3/4% senior notes until July 1, 2001, or up to 35% in principal amount of the 13 3/4% senior notes until April 15, 2002, at a redemption price equal to 112.75% of the principal amount of the 12 3/4% senior notes or 113.75% of the principal amount of the 13 3/4% senior notes, together with accrued interest. The subsidiary may make such redemption, however, only if 12 3/4% senior notes with an aggregate principal amount of at least $84.5 million remain outstanding immediately after giving effect to any such redemption of 12 3/4% senior notes, and only if 13 3/4% senior notes with an aggregate principal amount of at least $95.6 million remain outstanding immediately after giving effect to any such redemption of 13 3/4% senior notes. We are not, however, obligated to redeem any 12 3/4% senior notes or 13 3/4% senior notes with the proceeds of any equity offering.

     RESTRICTIVE COVENANTS. The indentures for the senior notes limit the ability of specified subsidiaries to pay dividends, incur secured or unsecured indebtedness, incur liens, dispose of assets, enter into transactions with affiliates, guarantee parent company obligations, sell or issue stock and engage in any merger, consolidation or sale of substantially all of their assets.

     CHANGES IN CONTROL. Upon the occurrence of a change of control of us or a principal operating subsidiary, each holder of senior notes has the right to require repurchase of its senior notes for cash. The repurchase prices for the four series of senior notes vary from 101% to 102% of the principal amount of such notes plus accrued and unpaid interest to the date of repurchase. A change of control of a corporation, as defined in the indentures, includes:

     - the acquisition by a person or group of beneficial ownership of the majority of securities having the right to vote in the election of directors;

     -    specified types of changes in the board of directors;

     - the sale or transfer of all or substantially all of the corporation's assets; or

     - merger or consolidation with another corporation which results in a person or group becoming the beneficial owner of a majority of the securities of the surviving corporation having the right to vote in the election of directors.

     We do not believe that our acquisition of Paging Network, Inc. resulted in a change in control, as defined in the indentures.

     EVENTS OF DEFAULT. The following constitute events of default under the indentures:

     - a default in the timely payment of interest on the senior notes if such default continues for 30 days;

     - a default in the timely payment of principal of, or premium, if any, on any of the senior notes either at maturity, upon redemption or repurchase, by declaration or otherwise;

     - the borrowers' failure to observe or perform any of their other covenants or agreements in the senior notes or in the indenture, but generally only if the failure continues for a period of 30 or 60 days after written notice of default;

     - specified events of bankruptcy, insolvency or reorganization involving the borrowers;

     - a default in timely payment of principal, premium or interest on any indebtedness for borrowed money aggregating $5.0 million or more in principal amount;




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     -    the occurrence of an event of default as defined in any indenture or instrument involving at least $5.0 million aggregate principal amount of indebtedness for borrowed money that gives rise to the acceleration of such indebtedness;

     - the entry of one or more judgments, orders or decrees for the payment of more than a total of $5.0 million, net of any applicable insurance coverage, against the borrowers or any of their properties; or

     - the holder of any secured indebtedness aggregating at least $5.0 million in principal amount seeks foreclosure, set-off or other recourse against assets of the borrowers having an aggregate fair market value of more than $5.0 million.

   OUR DISCOUNT NOTES

     In March 1996, we issued 10 7/8% discount notes representing $467.4 million in aggregate principal amount at maturity. The discount notes are scheduled to mature on March 15, 2008. The discount notes were issued at a substantial discount from the principal amount due at maturity. As of December 31, 2000, we have outstanding $[172.4] principal amount at maturity of discount notes. Interest does not accrue on the discount notes prior to March 15, 2001. After that date, interest will accrue at the rate of 10 7/8% per year, payable semi-annually on March 15 and September 15, commencing September 15, 2001.

     We may choose to redeem any amount of discount notes on or after March 15, 2001 at the following redemption prices, together with accrued and unpaid interest to the redemption date:

REDEMPTION DATE                                           REDEMPTION PRICE
---------------                                           ----------------
March 15, 2001 to March 14, 2002                   104.078% of principal amount
March 15, 2002 to March 14, 2003                   102.719% of principal amount
March 15, 2003 to March 14, 2004                   101.359% of principal amount
On or after March 15, 2004                         100.000% of principal amount


     The indenture for the discount notes contains restrictive covenants, change in control provisions and events of default that are generally comparable to those of the indenture for the senior notes described above.

   OUR CONVERTIBLE DEBENTURES

     As of December 31, 2000, we had outstanding $0.9 million in principal amount of 6 3/4% convertible subordinated debentures due 2003. Interest on the convertible debentures is payable twice a year on June 1 and December 1. The convertible debentures are scheduled to mature on December 1, 2003. The principal amount of the convertible debentures is currently convertible into common stock at a conversion price of $50.25 per share at any time prior to redemption or maturity.

     We may choose to redeem any amount of the convertible debentures at any time, at the following redemption prices, together with accrued and unpaid interest to the redemption date:




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

REDEMPTION DATE                                          REDEMPTION PRICE
---------------                                          ----------------
December 1, 2000 to November 30, 2001            102.025% of principal amount
December 1, 2001 to November 30, 2002            101.350% of principal amount
December 1, 2002 to November 30, 2003            100.675% of principal amount
On or after December 1, 2003                     100.000% of principal amount


     The convertible debentures represent our senior unsecured obligations and are subordinated to our senior indebtedness, as defined in the indenture. The indenture does not contain any limitation or restriction on the incurrence of senior indebtedness or other indebtedness or the issuance of securities by us or by our subsidiaries.

     Upon the occurrence of a fundamental change, as defined in the indenture for the convertible debentures, each holder of convertible debentures has the right to require us to repurchase its convertible debentures for cash, at a repurchase price of 100% of the principal amount of the convertible debentures, plus accrued interest to the repurchase date. The following constitute fundamental changes:

     - acquisition by a person or a group of beneficial ownership of our stock entitled to exercise a majority of the total voting power of all capital stock, unless such beneficial ownership is approved by the board of directors;

     -    specified types of changes in our board of directors;

     - any merger, share exchange, or sale or transfer of all or substantially all of our assets to another person, with specified exceptions;

     - the purchase by us of beneficial ownership of shares of our common stock if the purchase would result in a default under any senior debt agreements to which we are a party; or

     - distributions of common stock by us to our stockholders in specified circumstances.

   The following constitute events of default under the indenture:

     - a default in the timely payment of any interest on the convertible debentures if such default continues for 30 days;

     - a default in the timely payment of principal or premium on any convertible debenture at maturity, upon redemption or otherwise;

     - a default in the our performance of any other covenant or agreement that continues for 30 days after written notice of such default;

     - a default under any indebtedness for money borrowed by us that results in more than $5.0 million of indebtedness being accelerated; or

     - the occurrence of events of bankruptcy, insolvency or reorganization with respect to us.




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                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  February 9, 2001                       ARCH WIRELESS, INC.



                                           By: /s/ J. Roy Pottle
                                              --------------------------------
                                           Name:  J. Roy Pottle
                                           Title: Executive Vice President and
                                                  Chief Financial Officer







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